CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$28,550,000	$3,271.83

Pricing supplement no. 424

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 15-I dated November 17, 2011 and

underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated May 25, 2012 Rule 424(b)(2)

$28,550,000
Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars, due June 12, 2013

General

—

The notes are designed for investors who seek a return of twice the appreciation of each index in a weighted diversified basket of three international buffered return enhanced components, consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, each of which is converted into U.S. dollars and each of which is subject to a maximum return, as described below. Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level of a Component Index is less than the Initial Index Level of such Component Index by more than 10%, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing June 12, 2013†
—	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
—	The notes priced on May 25, 2012 and are expected to settle on or about May 31, 2012.

Key Terms

Basket/Basket Components:	The notes are linked to a weighted basket consisting of three buffered return enhanced components (each a “Basket Component,” and together, the “Basket Components”), each linked to an international index (each a “Component Index,” and together, the “Component Indices”), converted into U.S. dollars as set forth below:

	Component Index	Component Weighting	Buffer Amount	Upside Leverage Factor	Maximum Return	Downside Leverage Factor
	EURO STOXX 50® Index	55%	10%	2	21.80%	1.1111
	FTSE™ 100 Index	22%	10%	2	21.80%	1.1111
	TOPIX® Index	23%	10%	2	21.80%	1.1111

For information about the Component Currency and the calculation of the Exchange Rate for each Component Index, see “Additional Key Terms” on page PS-1 of this pricing supplement.

The maximum payment at maturity is $1,218 per $1,000 principal amount note.

Payment at Maturity:	The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the Basket Components. At maturity, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

Basket Return:	The sum of the products of (a) the Component Return of each Basket Component and (b) the Component Weighting of that Basket Component.

Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:

	Ending Index Level			Component Return
	is greater than the Initial Index Level			Index Return × upside leverage factor, subject to the Maximum Return
	is equal to the Initial Index Level or less than the Initial Index Level by not more than the buffer amount			0%
	is less than the Initial Index Level by more than the buffer amount			(Index Return + buffer amount) × downside leverage factor

For each Basket Component, if the Ending Index Level for the applicable Component Index is less than the Initial Index Level for that Component Index by more than 10%, your return on the notes at maturity may be adversely affected and you may lose some or all of your investment at maturity.

Maximum Return:	With respect to a Basket Component, a percentage as set forth above under “Basket/Basket Components.” For example, if the Index Return for the EURO STOXX 50® Index is equal to more than 10.90%, the applicable Component Return will be equal to the applicable Maximum Return for the EURO STOXX 50® Index of 21.80%. The maximum payment at maturity is $1,218 per $1,000 principal amount note.

Ending Averaging Dates†:	June 3, 2013, June 4, 2013, June 5, 2013, June 6, 2013 and June 7, 2013

Maturity Date†:	June 12, 2013

CUSIP:	48125VZW3

Other Key Terms:	See “Additional Key Terms” in this pricing supplement.
†

Subject to postponement in the event of a market disruption event or currency disruption event and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 15-I

Investing in the Capped Notes Linked to a Weighted Basket Consisting of Buffered Return Enhanced Components involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 15-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$10	$990
Total	$28,550,000	$285,500	$28,264,500
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-23 of the accompanying product supplement no. 15-I.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-37 of the accompanying product supplement no. 15-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. The aggregate amount of these fees will be $10.00 per $1,000 principal amount note.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 25, 2012

Recent Developments

One credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade. These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains. We disclosed that the Chief Investment Office’s synthetic credit portfolio has proven to be riskier, more volatile and less effective as an economic hedge than we had previously believed. We are currently repositioning the portfolio in conjunction with our assessment of our overall credit exposure; as this repositioning is being effected in a manner designed to maximize economic value, we may hold certain of our current synthetic credit positions for the longer term and, accordingly, the net income in our Corporate segment will likely be more volatile in future periods than it has been in the past. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See our quarterly report on Form 10-Q for the quarter ended March 31, 2012; “Risk Factors — Risk Management — JPMorgan Chase’s framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011; and “Selected Risk Considerations — Credit Risk of JPMorgan Chase & Co.” in this pricing supplement for further discussion.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 15-I dated November 17, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated May 22, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 15-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 15-I dated November 17, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007705/e46135_424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Index Return:	With respect to each Component Index, the performance of the Component Index from the Initial Index Level to the Ending Index Level, calculated as follows:

Ending Index Level – Initial Index Level Initial Index Level

Initial Index Level:	With respect to each Component Index, the Adjusted Closing Level of that Component Index on the pricing date, as set forth in the table below

Ending Index Level:	With respect to each Component Index, the arithmetic average of the Adjusted Closing Levels of that Component Index on each of the Ending Averaging Dates

Adjusted Closing Level:	With respect to a Component Index on any relevant day, the closing level of that Component Index on that day multiplied by the Exchange Rate of that Component Index on that day.

The following table sets forth the Component Currency, the applicable Reuters Page, the closing level on the pricing date, the Exchange Rate on the pricing date and the Initial Index Level for each Component Index:

Component Index	Component Currency	Reuters Page	Closing level on the pricing date	Exchange Rate on the pricing date	Initial Index Level
EURO STOXX 50® Index	European Union euro (EUR)	WMRSPOT05	2,161.87	1.2512	2,704.93174
FTSE™ 100 Index	British pound sterling (GBP)	WMRSPOT07	5,351.53	1.5636	8,367.65231
TOPIX® Index	Japanese yen (JPY)	WMRSPOT12	722.11	0.012563	9.07187

Exchange Rate:	With respect to the EURO STOXX 50® Index and the FTSE™ 100 Index, the “Exchange Rate” on any relevant day will equal an exchange rate of U.S. dollars per one unit of the Component Currency of the applicable Component Index, as determined by the calculation agent, expressed as the amount of U.S. dollars per one unit of the Component Currency of the applicable Component Index, as reported by Reuters Group PLC (“Reuters”) on the relevant page specified above, or any substitution page, at approximately 4:00 p.m. Greenwich Mean Time. With respect to the TOPIX® Index, the “Exchange Rate” on any relevant day will equal an exchange rate of U.S. dollars per one unit of the Component Currency of such Component Index, as determined by the calculation agent, expressed as one divided by the amount of Component Currency of such Component Index per U.S. dollar, as reported by Reuters on the relevant page specified above, or any substitution page, at approximately 4:00 p.m. Greenwich Mean Time.

Currency Business Day:	With respect to a Component Index, a “currency business day” is a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and the principal financial center for the applicable Component Currency (London, England with respect to the European Union euro and the British pound sterling and Tokyo, Japan with respect to the Japanese yen) and (b) banking institutions in The City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-1

What Is the Index Return for Each Component Index and the Corresponding Component Return for Each Basket Component, Assuming a Range of Performances for Each Component Index?

The following table illustrates the hypothetical Index Return for each Component Index and the corresponding Component Return for each Basket Component. Each hypothetical Index Return and Component Return set forth below assumes an Initial Index Level of 2,688, 8,374 and 9.36 for the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively (based on a hypothetical closing level on the pricing date of 2,100, 5,300 and 720 for the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively, and a hypothetical Exchange Rate on the pricing date of 1.28, 1.58 and 0.013 for the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively), and reflect the Maximum Return of 21.80%, 21.80% and 21.80% for the Basket Components linked to the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively. Each hypothetical Index Return and Component Return set forth below is for illustrative purposes only and may not be the actual Index Return and Component Return applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

EURO STOXX 50® Index			FTSE™ 100 Index			TOPIX® Index

Ending Index Level	Index Return	Component Return	Ending Index Level	Index Return	Component Return	Ending Index Level	Index Return	Component Return
4,838.400	80.00%	21.80%	15,073.200	80.00%	21.80%	16.84800	80.00%	21.80%
4,435.200	65.00%	21.80%	13,817.100	65.00%	21.80%	15.44400	65.00%	21.80%
4,032.000	50.00%	21.80%	12,561.000	50.00%	21.80%	14.04000	50.00%	21.80%
3,763.200	40.00%	21.80%	11,723.600	40.00%	21.80%	13.10400	40.00%	21.80%
3,494.400	30.00%	21.80%	10,886.200	30.00%	21.80%	12.16800	30.00%	21.80%
3,225.600	20.00%	21.80%	10,048.800	20.00%	21.80%	11.23200	20.00%	21.80%
2,980.992	10.90%	21.80%	9,286.766	10.90%	21.80%	10.38024	10.90%	21.80%
2,956.800	10.00%	20.00%	9,211.400	10.00%	20.00%	10.29600	10.00%	20.00%
2,822.400	5.00%	10.00%	8,792.700	5.00%	10.00%	9.82800	5.00%	10.00%
2,755.200	2.50%	5.00%	8,583.350	2.50%	5.00%	9.59400	2.50%	5.00%
2,714.880	1.00%	2.00%	8,457.740	1.00%	2.00%	9.45360	1.00%	2.00%
2,688.000	0.00%	0.00%	8,374.000	0.00%	0.00%	9.36000	0.00%	0.00%
2,553.600	-5.00%	0.00%	7,955.300	-5.00%	0.00%	8.89200	-5.00%	0.00%
2,419.200	-10.00%	0.00%	7,536.600	-10.00%	0.00%	8.42400	-10.00%	0.00%
2,150.400	-20.00%	-11.11%	6,699.200	-20.00%	-11.11%	7.48800	-20.00%	-11.11%
1,881.600	-30.00%	-22.22%	5,861.800	-30.00%	-22.22%	6.55200	-30.00%	-22.22%
1,612.800	-40.00%	-33.33%	5,024.400	-40.00%	-33.33%	5.61600	-40.00%	-33.33%
1,344.000	-50.00%	-44.44%	4,187.000	-50.00%	-44.44%	4.68000	-50.00%	-44.44%
1,075.200	-60.00%	-55.56%	3,349.600	-60.00%	-55.56%	3.74400	-60.00%	-55.56%
806.400	-70.00%	-66.67%	2,512.200	-70.00%	-66.67%	2.80800	-70.00%	-66.67%
537.600	-80.00%	-77.78%	1,674.800	-80.00%	-77.78%	1.87200	-80.00%	-77.78%
268.800	-90.00%	-88.89%	837.400	-90.00%	-88.89%	0.93600	-90.00%	-88.89%
0.000	-100.00%	-100.00%	0.000	-100.00%	-100.00%	0.00000	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how a payment at maturity is calculated under various hypothetical circumstances. You should review the following examples in conjunction with the hypothetical table set forth above, including the underlying assumptions described above. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The level of the EURO STOXX 50® Index increases from an Initial Index Level of 2,688 to an Ending Index Level of 2,755.20, the level of the FTSE™ 100 Index increases from an Initial Index Level of 8,374 to an Ending Index Level of 8,457.74 and the level of the TOPIX® Index increases from an Initial Index Level of 9.36 to an Ending Index Level of 9.4536.

Because the Ending Index Level of each Component Index is greater than its Initial Index Level, and the Index Returns of 2.50% for the EURO STOXX 50® Index, 1.00% for the FTSE™ 100 Index and 1.00% for the TOPIX® Index, each multiplied by 2, do not exceed the applicable Maximum Returns of 21.80%, 21.80% and 21.80%, respectively, the Basket Return is calculated as follows:

[(2.5% × 2) × 55%] + [(1% × 2) × 22%] + [(1% × 2) × 23%] = 3.65%

Accordingly, the investor receives a payment at maturity of $1,036.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 3.65%) = $1,036.50

Example 2: The level of the EURO STOXX 50® Index increases from an Initial Index Level of 2,688 to an Ending Index Level of 3,225.60, the level of the FTSE™ 100 Index increases from an Initial Index Level of 8,374 to an Ending Index Level of 10,886.20 and the level of the TOPIX® Index increases from an Initial Index Level of 9.36 to an Ending Index Level of 13.104.

Because the Ending Index Level of each Component Index is greater than its Initial Index Level, and the Index Returns of 20.00% for the EURO STOXX 50® Index, 30.00% for the FTSE™ 100 Index and 40.00% for the TOPIX® Index, each multiplied by 2, exceed the applicable Maximum Returns of 21.80%, 21.80% and 21.80%, respectively, the Basket Return is calculated as follows:

(21.80% × 55%) + (21.80% × 22%) + (21.80% × 23%) = 21.80%

Accordingly, the investor receives a payment at maturity of $1,218.00 per $1,000 principal amount note, which reflects the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 × 21.80%) = $1,218.00

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-2

Example 3: The level of the EURO STOXX 50® Index increases from an Initial Index Level of 2,688 to an Ending Index Level of 3,225.60, the level of the FTSE™ 100 Index increases from an Initial Index Level of 8,374 to an Ending Index Level of 8,457.74 and the level of the TOPIX® Index increases from an Initial Index Level of 9.36 to an Ending Index Level of 9.4536.

Because the Ending Index Level of each Component Index is greater than its Initial Index Level, and the Index Return of 20.00% for the EURO STOXX 50® Index multiplied by 2 exceeds the applicable Maximum Return of 21.80%, while the Index Returns of 1% for the FTSE™ 100 Index and 1% for the TOPIX® Index, each multiplied by 2, do not exceed the applicable Maximum Returns of 21.80% and 21.80%, respectively, the Basket Return is calculated as follows:

(21.80% × 55%) + [(1% × 2) × 22%] + [(1% × 2) × 23%] = 12.89%

Accordingly, the investor receives a payment at maturity of $1,128.90 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 12.89%) = $1,128.90

Example 4: The level of the EURO STOXX 50® Index decreases from an Initial Index Level of 2,688 to an Ending Index Level of 2,553.60, the level of the FTSE™ 100 Index decreases from an Initial Index Level of 8,374 to an Ending Index Level of 7,955.30 and the level of the TOPIX® Index decreases from an Initial Index Level of 9.36 to an Ending Index Level of 8.892.

Because the Ending Index Level of each Component Index is less than its Initial Index Level by not more than 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 5: The level of the EURO STOXX 50® Index decreases from an Initial Index Level of 2,688 to an Ending Index Level of 1,881.60, the level of the FTSE™ 100 Index decreases from an Initial Index Level of 8,374 to an Ending Index Level of 6,699.20 and the level of the TOPIX® Index decreases from an Initial Index Level of 9.36 to an Ending Index Level of 5.616.

Because the Ending Index Level of each Component Index is less than its Initial Index Level by more than 10%, the Basket Return is calculated as follows:

([(-30% + 10%) × 1.1111] × 55%) + ([(-20% + 10%) × 1.1111] × 22%) + ([(-40% + 10%) × 1.1111] × 23%) = -22.333%

Accordingly, the investor receives a payment at maturity of $776.67 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -22.333%) = $776.67

Example 6: The level of the EURO STOXX 50® Index decreases from an Initial Index Level of 2,688 to an Ending Index Level of 1,881.60, the level of the FTSE™ 100 Index decreases from an Initial Index Level of 8,374 to an Ending Index Level of 7,955.30 and the level of the TOPIX® Index decreases from an Initial Index Level of 9.36 to an Ending Index Level of 5.616.

Because the Ending Index Level of the FTSE™ 100 Index is less than its Initial Index Level by not more than 10% and the Ending Index Level of each of the other Component Indices is less than its Initial Index Level by more than 10%, the Basket Return is calculated as follows:

([(-30% + 10%) × 1.1111] × 55%) + 0% + ([(-40% + 10%) × 1.1111] × 23%) = -19.889%

Accordingly, the investor receives a payment at maturity of $801.11 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -19.889%) = $801.11

Example 7: The level of the EURO STOXX 50® Index increases from an Initial Index Level of 2,688 to an Ending Index Level of 2,822.40, the level of the FTSE™ 100 Index decreases from an Initial Index Level of 8,374 to an Ending Index Level of 6,699.20 and the level of the TOPIX® Index decreases from an Initial Index Level of 9.36 to an Ending Index Level of 5.616.

Because the Ending Index Level of the EURO STOXX 50® Index is greater than its Initial Index Level, and the Index Return of 5% multiplied by 2 does not exceed the applicable Maximum Return of 21.80%, and the Ending Index Level of each of the other Component Indices is less than its Initial Index Level by more than 10%, the Basket Return is calculated as follows:

[(5% × 2) × 55%] + ([(-20% + 10%) × 1.1111] × 22%) + ([(-40% + 10%) × 1.1111] × 23%) = -4.611%

Accordingly, the investor receives a payment at maturity of $953.89 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -4.611%) = $953.89

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-3

Hypothetical Examples of Index Return Calculations

The following examples illustrate how the Index Return for a Component Index is calculated in different hypothetical scenarios based on a range of performances of the closing level of the EURO STOXX 50® Index and the Exchange Rate for the EURO STOXX 50® Index. The examples below use the EURO STOXX 50® Index as the Component Index and assume that the hypothetical closing level of the EURO STOXX 50® Index on the pricing date is 2,100, the hypothetical Exchange Rate for the EURO STOXX 50® Index on the pricing date is 1.28 and, therefore, the hypothetical Initial Index Level for EURO STOXX 50® Index is 2,688. The examples below also assume that the Ending Index Level for the EURO STOXX 50® Index is based on the Adjusted Closing Level of the EURO STOXX 50® Index on a single date, which we refer to as the final Ending Averaging Date. The hypothetical Index Returns set forth below are for illustrative purposes only and may not be the actual Index Returns for the EURO STOXX 50® Index or for any other Component Index. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The closing level of the EURO STOXX 50® Index increases from 2,100 on the pricing date to 2,310 on the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index remains flat at 1.28 from the pricing date to the final Ending Averaging Date.

The Ending Index Level is equal to:

2,310 × 1.28 = 2,956.80

Because the Ending Index Level of 2,956.80 is greater than the Initial Index Level of 2,688, the Index Return is positive and is equal to 10%.

Example 2: The closing level of the EURO STOXX 50® Index remains flat at 2,100 from the pricing date to the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index increases from 1.28 on the pricing date to 1.536 on the final Ending Averaging Date.

The Ending Index Level is equal to:

2,100 × 1.536 = 3,225.60

Because the Ending Index Level of 3,225.60 is greater than the Initial Index Level of 2,688, the Index Return is positive and is equal to 20%.

Example 3: The closing level of the EURO STOXX 50® Index increases from 2,100 on the pricing date to 2,310 on the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index increases from 1.28 on the pricing date to 1.536 on the final Ending Averaging Date.

The Ending Index Level is equal to:

2,310 × 1.536 = 3,548.16

Because the Ending Index Level of 3,548.16 is greater than the Initial Index Level of 2,688, the Index Return is positive and is equal to 32%.

Example 4: The closing level of the EURO STOXX 50® Index increases from 2,100 on the pricing date to 2,310 on the final Ending Averaging Date, but the Exchange Rate of the EURO STOXX 50® Index decreases from 1.28 on the pricing date to 1.024 on the final Ending Averaging Date.

The Ending Index Level of the EURO STOXX 50® Index is equal to:

2,310 × 1.024= 2,365.44

Even though the closing level of the EURO STOXX 50® Index has increased by 10%, because the Exchange Rate of the EURO STOXX 50® Index has decreased by 20%, the Ending Index Level of 2,365.44 is less than the Initial Index Level of 2,688, and the Index Return is negative and is equal to -12%.

Example 5: The closing level of the EURO STOXX 50® Index decreases from 2,100 on the pricing date to 1,890 on the final Ending Averaging Date, but the Exchange Rate of the EURO STOXX 50® Index increases from 1.28 on the pricing date to 1.536 on the final Ending Averaging Date.

The Ending Index Level is equal to:

1,890 × 1.536 = 2,903.04

Even though the closing level of the EURO STOXX 50® Index has decreased by 10%, because the Exchange Rate of the EURO STOXX 50® Index has increased by 20%, the Ending Index Level of 2,903.04 is greater than the Initial Index Level of 2,688, and the Index Return is positive and is equal to 8%.

Example 6: The closing level of the EURO STOXX 50® Index decreases from 2,100 on the pricing date to 1,890 on the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index decreases from 1.28 on the pricing date to 1.024 on the final Ending Averaging Date.

The Ending Index Level is equal to:

1,890 × 1.024 = 1,935.36

Because the Ending Index Level of 1,935.36 is less than the Initial Index Level of 2,688, the Index Return is negative and is equal to -28%.

Example 7: The closing level of the EURO STOXX 50® Index remains flat at 2,100 from the pricing date to the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index decreases from 1.28 on the pricing date to 1.024 on the final Ending Averaging Date.

The Ending Index Level is equal to:

2,100 × 1.024 = 2,150.40

Because the Ending Index Level of 2,150.40 is less than the Initial Index Level of 2,688, the Index Return is negative and is equal to -20%.

Example 8: The closing level of the EURO STOXX 50® Index decreases from 2,100 on the pricing date to 1,890 on the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index remains flat at 1.28 from the pricing date to the final Ending Averaging Date.

The Ending Index Level is equal to:

1,890 × 1.28 = 2,419.20

Because the Ending Index Level of 2,419.20 is less than the Initial Index Level of 2,688, the Index Return is negative and is equal to -10%.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-4

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Index Return for each Component Index by two, including any positive return caused by a change in the applicable Exchange Rate, up to the Maximum Return of 21.80% for the EURO STOXX 50® Index, 21.80% for the FTSE™ 100 Index and 21.80% for the TOPIX® Index. The maximum payment at maturity is $1,218 for every $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Index Level of each Component Index is not less than its Initial Index Level by more than 10%. If the Ending Index Level of a Component Index is less than its Initial Index level by more than 10%, for every 1% that the Ending Index level is less than the Initial Index Level by more than 10%, the Component Return for the Basket Component linked to such Component Index will be reduced by 1.1111%.

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DIVERSIFICATION AMONG THE COMPONENT INDICES — Because the Basket Component linked to the EURO STOXX 50® Index makes up 55% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the EURO STOXX 50® Index.

The return on the notes is linked to a weighted basket consisting of three buffered return enhanced components, linked to the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively. The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither of the Licensors shall have any liability with respect thereto. The FTSE™ 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The TOPIX® Index consists of all common stocks listed on the First Section of the Tokyo Stock Exchange (the “TSE”) that have an accumulative length of listing of at least six months. The TOPIX® Index is a weighted index, the component stocks of which are reviewed and selected every six months, with the market price of each component stock multiplied by the number of shares listed. For additional information about each Component Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index,” “Equity Index Descriptions — The FTSE™ 100 Index” and “Equity Index Descriptions — The TOPIX® Index” of the accompanying underlying supplement no. 1-I.

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POTENTIAL EXCHANGE RATE GAINS — Appreciation of the applicable Component Currency against the U.S. dollar may increase the Ending Index Level for the applicable Component Index, which is used to calculate the Index Return of such Component Index. Because the Basket Return is based on the Component Return of each Component Index, the Basket Return, and therefore the payment at maturity, is linked to the Ending Index Level for each Component Index, and you will benefit from any such appreciation, unless offset by a decrease in the closing level of one or more of the Component Indices or depreciation of one or more of the other Component Currencies against the U.S. dollar.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 15-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-5

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components, the Component Indices, any of the Component Currencies, or any of the component securities of the Component Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 15-I dated November 17, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Component Indices and changes in the Exchange Rates and will depend on whether, and the extent to which, the Index Return of each Component Index is positive or negative. Your investment will be exposed to loss on a leveraged basis if the Ending Index Level for any Component Index is less than its Initial Index Level by more than 10%, including any decline caused by a change in the applicable Exchange Rate. Under these circumstances, you may lose some or all of your initial investment at maturity.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

In particular, one credit rating agency has downgraded our long-term senior debt rating, and another has placed us on negative watch for possible downgrade. These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Recent Developments” in this pricing supplement; our quarterly report on Form 10-Q for the quarter ended March 31, 2012; and “Risk Factors — Risk Management — JPMorgan Chase’s framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011 for further discussion.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of your notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 15-I for additional information about these risks.

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THE COMPONENT RETURN FOR EACH BASKET COMPONENT IS LIMITED BY THE APPLICABLE MAXIMUM RETURN — If the Ending Index Level of a Component Index is greater than its Initial Index Level, including any increase caused by a change in the applicable Exchange Rate, the Component Return for the Basket Component linked to such Component Index will not exceed the Maximum Return of 21.80%, 21.80% and 21.80% for the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively, regardless of the appreciation in the applicable Component Index, which may be significant. Your payment at maturity will not exceed $1,218 for each $1,000 principal amount note.

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A DECREASE IN THE VALUE OF THE COMPONENT CURRENCIES RELATIVE TO THE U.S. DOLLAR MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES — The return on the notes is based on the performance of the Component Indices and changes in the Exchange Rates. The Ending Index Level of each Component Index is determined based on the Adjusted Closing Level of such Component Index, which is the closing level of such Component Index, converted into U.S. dollars based on the applicable Exchange Rate. Accordingly, any depreciation in the value of the Component Currencies relative to the U.S. dollar (or conversely, any increase in the value of the U.S. dollar relative to the Component Currencies) may adversely affect your return on the notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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MOVEMENTS IN THE LEVELS AND EXCHANGE RATES OR THE COMPONENT INDICES MAY BE HIGHLY CORRELATED — Movements in the levels and Exchange Rates of the Component Indices may be highly correlated over the term of the notes. High correlation during periods of negative returns could have an adverse effect on your return on your investment at maturity. However, the movements in the levels and Exchange Rates of the Component Indices may become uncorrelated in the future. See the immediately following risk factor for more information.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-6

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CHANGES IN THE VALUE AND EXCHANGE RATES OF THE COMPONENT INDICES MAY OFFSET EACH OTHER — The notes are linked to a weighted Basket composed of the Basket Components, each of which is linked to a Component Index and each of which is converted into U.S. dollars. Price movements in the Component Indices may not correlate with each other. At a time when the value of one or more of the Component Indices increases, the value of the other Component Indices may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Component Indices may be moderated, or more than offset, by lesser increases or declines in the level of one or more of the other Component Indices, particularly if the Component Indices that appreciate are of relatively low weight in the Basket. Similarly, movements in the Exchange Rates of the Component Indices may not correlate with each other. At a time when the Exchange Rate of one of the Component Indices increases, the Exchange Rate of another Component Index may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the Exchange Rates of one or more of the Component Indices may be moderated, or more than offset, by lesser increases or declines in the Exchange Rates of one or more of the other Component Indices. In addition, price movements in the Component Indices and movements in the Exchange Rates may not correlate with each other. At a time when the value or Exchange Rate of a Component Index increases, the Exchange Rate or value, respectively, of such Component Index may decline. Therefore, in calculating the Basket Return, increases in the value or Exchange Rate of a Component Index may be moderated, or more than offset, by declines in the Exchange Rate or value, respectively, of such Component Index. There can be no assurance that the Ending Index Level of each Component Index will be higher than the Initial Index Level of such Component Index. You may lose some or all of your investment in the notes if the Ending Index Levels of one or more Component Indices are lower than the Initial Index Levels of such Component Indices.

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NON-U.S. SECURITIES RISK — The foreign equity securities included in the Component Indices have been issued by non-U.S. companies. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

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EVEN THOUGH THE COMPONENT CURRENCIES TRADE AROUND-THE-CLOCK, THE NOTES WILL NOT — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the Component Currencies are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of each Component Currency and the U.S. dollar is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Component Currencies’ countries, the United States, and economic and political developments in other relevant countries.

Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments in the members nations of the European Union (including the United Kingdom), Japan and the United States and between each country and its major trading partners; and
—	the extent of governmental surplus or deficit in the members nations of the European Union (including the United Kingdom), Japan and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including the United Kingdom and other member countries), Japan, the United States and those of other countries important to international trade and finance.

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CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Component Currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Component Indices would have.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-7

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Component Indices and the Exchange Rates on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

—	the actual and expected volatility of the Component Indices and the Exchange Rates;
—	the time to maturity of the notes;
—	the dividend rates on the equity securities underlying the Component Indices;
—	interest and yield rates in the market generally;
—	correlation (or lack thereof) between Component Indices, between Exchange Rates and between Component Indices and Exchange Rates;
—	suspension or disruption of market trading in any or all of the Component Currencies or the U.S. dollar;
—	a variety of economic, financial, political, regulatory and judicial events; and
—	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-8

Historical Information

The following graphs below show the historical weekly performance of the Component Indices, converted into U.S. dollars, from January 5, 2007 to May 25, 2012, assuming the exchange rates of each Component Currency as reported by Bloomberg Financial Markets on the relevant dates were the Exchange Rates on such dates. The exchange rates and the historical weekly Component Index performance data in these graphs were determined by reference to the rates and data reported by Bloomberg Financial Markets and may not be indicative of the performance of the Component Indices using the spot rates of each respective Component Currency at approximately 4:00 p.m. Greenwich Mean Time that would be derived from the applicable Reuters page. The Adjusted Closing Level of the EURO STOXX 50® Index on May 25, 2012 was 2,704.93174. The Adjusted Closing Level of the FTSE™ 100 Index on May 25, 2012 was 8,367.65231. The Adjusted Closing Level of the TOPIX® Index on May 25, 2012 was 9.07187.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-9

The next three graphs show the historical weekly performance of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index from January 5, 2007 through May 25, 2012. The closing level of the EURO STOXX 50® Index on May 25 2012 was 2,161.87. The closing level of the FTSE™ 100 Index on May 25, 2012 was 5,351.53. The closing level of the TOPIX® Index on May 25, 2012 was 722.11.

The final three graphs on the following page show the historical weekly performance of each Component Currency expressed in terms of the conventional market quotation (which, in the case of the European Union euro (EUR) and the British pound sterling (GBP) is the amount of U.S. dollars that can be exchanged for one European Union euro and one British pound sterling, respectively, and, in the case of the Japanese yen (JPY), is the amount of the Japanese yen that can be exchanged for one U.S. dollar), as shown on Bloomberg Financial Markets, from January 5, 2007 through May 25, 2012. The exchange rates of the European Union euro, the British pound sterling and the Japanese yen as shown on Bloomberg Financial Markets on May 25, 2012 were 1.2512, 1.5660 and 79.66, respectively.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-10

The exchange rates set forth above and displayed in the graphs on the following page are for illustrative purposes only and do not form part of the calculation of the Basket Return. The value of the Basket, and thus the Basket Return, assuming no change in the closing levels of the Component Indices, increases when the U.S. dollar depreciates in value against the individual Component Currencies. Therefore, the Index Return for each Component Index and, consequently, the Basket Return, is calculated using the Exchange Rates for each Component Currency expressed, for the European Union euro and the British pound sterling, as the amount of U.S. dollars per one unit of the applicable Component Currency, which is largely consistent with the approach used to determine the conventional market quotation for each such Component Currency set forth above and in the applicable graphs below and, for the Japanese yen, as one divided by the amount of the applicable Component Currency per one U.S. dollar, which is the inverse of the conventional market quotation for each such Component Currency set forth above and in the applicable graph below. In addition, the exchange rates set forth above and in the applicable graphs below are based on the applicable rates displayed on Bloomberg Financial Markets, which is not representative of the source of the Exchange Rates used to calculate the Index Returns of each Component Index. The Exchange Rates are determined based on the applicable rates displayed on the applicable Reuters page at approximately 4:00 p.m. Greenwich Mean Time.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-11

The Exchange Rates of the European Union euro, the British pound sterling and the Japanese yen on May 25, 2012, were 1.2512, 1.5636 and 0.012563, respectively, calculated in the manner set forth under “Additional Key Terms — Exchange Rates” on page PS-1 of this pricing supplement.

We obtained the closing levels and exchange rates needed to construct the graphs from Bloomberg Financial Markets, and we obtained the exchange rates used to calculate the Exchange Rates from Reuters Group PLC, in each case without independent verification. The historical performance of each Component Index and each Component Currency should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any of the Component Indices or the Exchange Rate of any of the Component Currencies on any Ending Averaging Date. We cannot give you assurance that the performance of the Component Indices and the Exchange Rates will result in the return of any of your initial investment.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —

Capped Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

PS-12